Exhibit 3.2

AMENDMENT TO
CERTIFICATE OF INCORPORATION

OF HYRECAR INC

The undersigned, Marciano Kim, hereby certifies that:

1. He is the Chief Executive Officer of Hyrecar Inc, a Delaware corporation (the “Corporation”), and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors, in accordance ,with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and duly adopted by written consent of the holders of a majority of the outstanding shares of common stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article IV of the Certificate of Incorporation is hereby amended to read in full as follows:

(A) This corporation is authorized to issue two classes of stock to be designated. respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Sixty Five Million (65,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, par value of $0.00001 per share and Fifteen Million (15,000,000) shares shall be Preferred Stock, par value of $0.00001 per share.

(B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the divided rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of share of such series then outstanding. In case the number of shares of any series shall be so decrease, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of share of such series.”

4. This Certificate of Amendment is effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has cause this Certificate of Amendment of the Certificate of Incorporation to be executed this 29th day of August 2016.

HYRECAR INC

By:	/s/ Marciano Kim
Marciano Kim
Chief Executive Officer